PROMISSORY NOTE

$23,500.00

Salt Lake City, Utah

April 20, 2010

1

 FOR VALUE RECEIVED, LZG International, Inc., hereinafter referred to as “maker", hereby unconditionally promises to pay to the order of Greg Popp, hereinafter referred to as Holder all sums up to a total of Twenty-three Thousand Five Hundred Dollars ($23,500.00) lent to Maker.  Said principal being payable as follows:

This Promissory Note (hereinafter the "Note") is payable and Maker shall pay this Note in full including the principal balance, any accrued interest, and all other costs, fees and charges hereunder on or before June 30, 2012 ("Maturity Date"). This Note shall bear interest at a rate equal to Five Percent (5%) per annum. This Promissory Note is unsecured.

2.

  Maker, at Maker's option at any time, may prepay the amounts required herein,

3.

In the event that payment under this Note is not made, or any obligation provided to be satisfied or performed under this Note is not satisfied or performed at the time and in the manner required, Holder, at Holder's option and without notice or demand, may declare the entire principal balance, all amounts of accrued interest and all other amounts then due under the terms of this Note immediately due and payable.

4,

In the event that payment under this Note is not made, or any obligation provided to be satisfied or performed under this Note is not satisfied or performed at the time and in the manner required, the defaulting party shall pay any and all costs and expenses (regardless of the particular nature thereof) which may be incurred by the Maker or Holder hereof in connection with the enforcement of any rights, including, without limitation, court costs and reasonable attorney's fees.

5.

The Maker and endorser hereof waive presentment for payment, protest, demand, notice of protest, notice of dishonor and notice of nonpayment and expressly agree that if this Note or payment hereunder is not paid the Holder will have the right to liquidate the security to satisfy the note.

6,

This Note shall inure to the benefit of and shall be binding upon respective successors and assigns of the Maker and Holder.

7.

This Note shall be construed in accordance with the laws of the State of Utah.

8.

Maker, jointly and severally, represents, warrants and covenants to Holder that: (a) this Note is the legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its respective terms;  (ii) this Note is not subject to any right of rescission, set-off, counterclaim or defense, and no claim of any such right has been asserted with respect thereto;  (iii) this Note will not, with or without the giving of notice or the lapse of time or both, violate or conflict with, result in a breach of, or constitute a default under, any agreement, contract, lease, license, instrument, or other arrangement to which Maker is a party, or by which Maker is bound'; (iv) the execution and delivery of this Note and security and Borrowers' performance of the obligations hereunder shall not require any consents or approvals of any third persons;  and (v) the individual executing this Note has full power and authority to execute and deliver this Note and the shares pledged as security heretofore.

MAKER:

LZG International, Inc.

/s/ Greg Popp

By: Greg Popp

Its: President